Exhibit 10.19 Agreement with Beijing UAC Stock Trading Online Co., Ltd.



                     Beijing UAC Stock Trade Online Co. Ltd.
                            (                      )
                                       and
                          The Hartcourt Companies Inc.



                       Contractual Joint Venture Contract









                                  June 30, 1999

                          Chapter 1 General Provisions

In accordance with the "Law of the People's Republic of China on Chinese-Foreign Cooperative Joint Ventures" and other relevant Chinese laws and regulations, Beijing UAC Stock Trade Online Corporation Limited and Hartcourt Companies Inc., adhering to the principle of equality and mutual benefit and through friendly consultations, agree to jointly invest to set up a cooperative joint venture enterprise in Beijing, the People's Republic of China. Both parties have entered into this Contract on the terms and conditions set forth below.


                                Chapter 2 Parties

Article 1.  The parties to this Contract are as follows.

Party A:                 Beijing UAC Stock Trade Online Co. Ltd.
Registered Address:      Da Yuan Hotel, 1 Fu Yuan Men, Hai Dian District,
                         Beijing,  China
Legal Representative:    Shi Zhang
            Position:    President  Nationality: China

Party B:                 Hartcourt Companies Inc.
Registered Address:      1198 E. Willow St Long Beach, CA. 90806, USA
Legal Representative:    Alan V. Phan
            Position:    President Nationality:  USA

                          Chapter 3 Organizational Form

Article 2. In accordance with the "Law of the People's Republic of China on Chinese-Foreign Cooperative Joint Ventures " and other relevant laws and regulations of China, Party A and Party B agree to set up a contractual joint venture company (hereafter referred to as the JV Company).

Article 3. The Chinese name of the Company shall be: The English name of the Company shall be: UAC Stock Exchange Online Co. LTD.

The legal address of the Company shall be: B1005, Tsing Hua Xue Yan Office Building, Hai Dian District Shuang Qing Road, Beijing, China

Article 4. The Company shall be a Chinese legal person. All activities of the Company shall be governed and protected by the laws and relevant rules and regulations of China.

Article 5.  The names and the legal addresses of Party A and Party B are:
Party A:  Beijing UAC Stock Exchange Online Co. Ltd.
Registered Address:  B1005 Xue Yan Building, Tsing Hua Science Park,
Hai Dian District, Beijing 100084, China
Party B:  Hartcourt Companies Inc.
Registered Address: 1198 E. Willow St Long Beach, CA. 90806, USA

Article 6. The cooperative joint venture company shall be organized as a limited liability company. As such, the Company shall only be responsible for the liabilities of up to the total amount of the total registered capital of the Company. Subject to the foregoing, the profits, risks and losses of the Company shall be shared by the parties in accordance with the provisions set forth in the contract.

        Chapter 4 Objectives, Scope and Scale of Production and Business

Article 7. The objective of the joint venture of the parties is, in keeping with the desire of mutual benefiting, enhancing economic cooperation and technical exchange, and develop China's electronic information industry, adopt advanced and appropriate technology and scientific management method, manufacture advanced and unique cooperatively produced products, achieve satisfactory economic benefit for both parties.

Article 8. The business scope of the JV Company shall be as follows: technology development, service, consulting, transferring and training; computer software development; computer communication network project; sales of computer peripheral equipment, mechanical and electronic equipment, electronic device, hardware and electric equipment, and air conditioner.

Article 9. The business scale of the JV Company shall be small-scale technology intense software production company.

           Chapter 5 Registered Capital and Conditions for Cooperation

Article 10. The registered capital of the Company shall be USD 1,000,000, (one million dollars) of which Party B shall contribute USD 1,000,000. Party A will contribute its software, technology and market share. Party A and Party B will own 65% and 35% of the JV Company, respectively.

Article 11. Within one month from the date the JV company obtains its business license, both parties shall transfer their respective contribution, cash and assets, according to the terms of this contract, to the JV company in one installment.

Article 12. When both parties have made their respective contributions in full, a Certified Public Accountant in China shall be appointed by the Company to verify the contributions and issue a verification report. Thereupon, the Board of the Company shall issue a Certificate of Investment to each party pursuant to such report.

Article 13. During the period of joint venture, no party should reduce its cash and assets contribution in the JV company.

Article 14. If both parties believe it is necessary, after the board makes the decision and receives approval from the authority who approved the joint venture, the JV company can increase registered capital.

Article 15. In case any party intends to assign all or part of its capital contribution to a third party, consent shall be obtained from the other party. The assignment shall be submitted to the original approval authority for examination and approval. Upon receipt of the approval of the original approval authority the Company shall register the change in ownership with the relevant governmental authorities. After each such assignment, the Company shall cancel the original Investment Certificate issued to the Party which has assigned its capital contribution and issue a new Investment Certificate to show the new ownership interest in the Company.

Article 16. When one party to the Company assigns all or part of its investment, the other party shall have the preemptive right to purchase the same.

                           Chapter 6 Loan Application

Article 17. Among the JV company's total investment, besides the contribution from both parties, if a loan is necessary due to insufficient fund in the business operation, the JV company can apply loan from financial institutions. The Party A may assist the loan application if necessary.

Article 18. Both parties shall guarantee the loan according to their percentage of ownership in the JV company.

                    Chapter 7 Responsibilities of the Parties

Article 19. In addition to its other obligations under this Contract, Party A shall be responsible for the following matters: (1) to apply with the relevant departments in China for approval, registration, business license and other matters concerning the establishment of the Company; (2) to apply with the land administration for obtaining the land use right for the Company; (3) to provide the investment and conditions for cooperation as stipulated in the Article 10 in this contract; (4) to assist the Company in applying for and putting into place basic facilities for such things as water supply, electricity supply, transportation, etc.; (5) to assist foreign personnel and staff in applying for entry visa, work permits and in handling their travel arrangements, etc.; (6) to assist the Company to sell the cooperatively produced products within China; and
(7) to be responsible for other matters entrusted by the Company and accepted by Party A.

Article 20. In addition to its other obligations under this contract, Party B shall be responsible for the following matters: (1) to provide capital investment as stipulated in the Article 10 in this contract; (2) to assist Party A personnel with entry visa formalities for them to visit and receive training outside of China, and arrange for living accommodations and suitable working and studying conditions; (3) to provide advanced business management experience, knowledge, and assist the Company in establishing a quality assurance system;
(4) to be responsible for other matters entrusted by the Company and accepted by Party B.

                          Chapter 8 Board of Directors

Article 21. The date of issuance of the business license of the Company shall be the date of the establishment of the Board of Directors of the Company.

Article 22. The Board of Directors shall be composed of three Directors, of which two shall be appointed by Party A and one shall be appointed by Party B. The Chairman of the Board shall be appointed by Party A and its Vice-chairman shall be appointed by Party B. The term of office for the Directors, Chairman and Vice-chairman is four years. Their term of office may be renewed if reappointed by the appointing party.

Article 23. The Board of Directors shall be the highest authority of the Company. It shall discuss and decide all major issues including:
1. Make decision to hire president, chief engineer, accountant and other senior employees;
2.   Approve important report submitted by the president;
3. Approve year end financial statement, budget, yearly profit distribution; 4. Increase the JV company's registered capital, asset guarantee, one party's assign of its all or partial ownership in the JV company;
5.   Make decision to set up branch offices;
6.   Revise the joint venture contract and the article of the company;
7. Discuss and decide the JV company's cease of production, termination or merger with another organization;
8. Be responsible for the liquidation upon the termination of the joint venture or at the end of the joint venture period;
9. Other important matters that should be decided by the board.

Article 24. The Chairman of the Board shall set the agenda after consultation with the Vice-chairman and shall be responsible for convening and presiding over such meetings. The meeting record shall be made in Chinese and shall be filed with the Company. The meeting record shall be signed by all attending directors. If a proxy attends the meeting, the proxy shall sign the record.

Article 25. Should a Director be unable for some reason to participate in the Board Meeting, he shall issue a power of attorney and entrust a proxy to participate in the meeting with the same rights and powers as the Director issuing the power of attorney. If a Director fails to participate or to entrust another to participate, he will be deemed as having waived such right.

Article 26. The minimum number of people attending the board meeting shall be two-third of the total number of directors. If less than two-third people attending, any resolution passed in the meeting is void.

Article 27. The Chairman of the Board is the legal representative of the Company. Should the Chairman be unable to exercise his responsibilities for some reasons, he shall authorize the Vice-chairman or any other Directors to represent the Company temporarily.

           Chapter 9 Distribution of Profits, Losses and Risks (Fees)

Article 28. The profits, risks and losses will be distributed according to the following proportion: Party A: 65%, Party B: 35%

Article 29. Within the term of the Company, it is agreed that the risks and losses will be jointly shared by both parties according to the following proportion: Party A: 65%, B: 35%, no matter how much profit Party A and Party B have obtained or will obtain respectively.

                          Chapter 10 Joint Venture Term

Article 30. The term of the JV Company shall be 15 years commencing from the date of issuance of the Company's business license.

Article 31. By agreement of Party A and Party B, application for extension of the term of the Company may be submitted to the Approval Authority no less than six (6) months prior to the expiration of the term. The term may be extended subject to approval of the Approval Authority and procedures for amending the registration shall be carried out with the relevant office of the administration for industry and commerce.

                     Chapter 11 Termination and Liquidation

Article 32. The Contract shall terminate upon the expiration of the joint venture term, unless extended pursuant to Article 31 of this Contract. In addition to this, and to any other reasons stated elsewhere herein, the following shall constitute the reason for termination of this contract before the term of the expiration of this contract. (1) if one party materially breaches this Contract; (2) if the cumulative losses of the Company exceed an amount acceptable to the parties; (3) if, at any time after the Company commences manufacturing the cooperatively produced product, and after the parties have made best efforts, Party A and Party B confirm that a performance level sufficient to warrant continued operations cannot or will not be met; (4) if the conditions or consequences of force majeure prevail for a period in excess of three (3) months and the parties have been unable to find an equitable solution; or (5) for other reasons provided for in this Contract or in relevant laws and regulations of China.

Article 33. Upon the expiration of the term or termination in advance, the Board of Directors shall promptly formulate procedures and principles for liquidation and shall appoint a committee ("the Liquidation Committee") to assess and liquidate the Company's remaining assets in accordance with the applicable laws and regulations and the principles set out below: (1) the Liquidation Committee shall be made up of two members, of which one members shall be appointed by Party A and one members by Party B. Members of the Liquidation Committee may, but need not be, members of the Board of Directors. Each party may also appoint specialists, such as accountants and lawyers, to be members of the Liquidation Committee. The Board of Directors shall report the formation of the Committee to the JV company and to appropriate authorities; (2) the Liquidation Committee shall have the power to represent the Company in instituting or responding to legal actions (including arbitration); (3) the Liquidation Committee shall conduct a thorough examination of the Company's assets and liabilities. Based upon such valuation, the Liquidation Committee shall develop a liquidation plan that, if approved by the Board of Directors, shall be executed under the Liquidation Committee's supervision; (4) the liquidation expenses, including remuneration to members of the Committee and advisors to the Liquidation Committee, shall be paid out of the Company's assets in priority to the claims of other creditors; (5) after the liquidation of the Company's assets and settlement of all of its outstanding debts, the balance of its assets shall be paid over to the parties in the proportion as follows: Party A 65%, Party B 35%;
(6) on Completion of all liquidation procedures, the Liquidation Committee shall submit a final report approved by the Board of Directors to the original approval authority, and apply with the local office of the administration for industry and commerce for cancellation of the registration. Chapter 12 Insurance

Article 34. The Company shall at all times during the term of the joint venture effect and maintain full and adequate insurance against loss or damage by fire and such other risks as are customarily issued in connection with the operation of this type of Company.

Article 35. Insurance policies of the Company on various kinds of risks shall be underwritten with the insurance company(ies) in China. Types, the value and duration of insurance shall be discussed and decided by the Board of Directors in accordance with the stipulations of the insurance company.

                        Chapter 13 Settlement of Dispute

Article 36. Any dispute arising during the implementation of this contract or related to this contract should be resolved through friendly discussion among the joint venture parties. If, within 15 days from the date any party notified the other party in writing the existence of the dispute according to this Article, the dispute can not be settled, the dispute should be submitted to arbitration committee for arbitration according to arbitration procedure. The arbitration is final and bonding to both parties.

                   Chapter 14 Liability for Breach of Contract

Article 37. Should either party fail to contribute in full its contribution in accordance with this Contract, the breaching party shall pay to the other party 5% of the amount the breaching party failed to pay, starting from the first month after exceeding the time limit; should either party fail to provide its conditions for cooperation in accordance with this Contract, the breaching party shall pay to the other party 5% of the total capital of the Company from the first month after exceeding the time limit.

Article 38. A thirty (30) day grace period shall be allowed before the penalty is applied. Said penalties shall accrue hereunder for a maximum period of three
(3) months after which the party not in default shall have the right to terminate this Contract as provided in Article 32

Article 39. Should all or part of the Contract and its appendices be unable to be fulfilled owing to the fault of one party, the party shall bear all the responsibility. But if the other party fails to take appropriate measure to prevent further lose, the other party has no right to demand compensation for the further lose from the breaching party. Should it be the fault of both parties, they shall bear their responsibilities respectively.

                            Chapter 15 Governing Law

Article 40. The draft, effect, explanation, implementation, and settlement of dispute of this contract are all governed by the laws of the People's Republic of China.

                               Chapter 16 Language

Article 41. This contract is written in both Chinese and English. If the two versions do not agree, the Chinese version shall be considered accurate.

           Chapter 17 Effectiveness of the Contract and Miscellaneous

Article 42. The Contract and its appendices shall come into force from the date of approval of the examination and approval authority.

Article 43. Any amendment of this Contract or its appendices shall come into force only after the written agreement signed by Party A and Party B and approved by the original examination and approval authority.

Article 44. Failure or delay on the part of either party hereto to exercise any right, power or privilege under this Contract, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege preclude any other future exercise thereof.

Article 45. Any notice or communication provided for this Contract by either party to the other, if it is send via telegram, facsimile and it is relevant to each party's rights and responsibilities, shall be confirmed in writing in Chinese or English by registered airmail letter, promptly transmitted or addressed to the appropriate party. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other party or the parties, as the case may be.

Party A
      Address: B 1005, Xue Yan Building, Qing Hua Science Park
                     Hai Dian District, Beijing 100084, China
      Telephone:  62770797
      Fax:  62780359
      Attention:  Zhang Shi

Party B
      Address: 1198 E. Willow St Long Beach, CA. 90806, USA
      Telephone: 562 426 9796
      Fax: 562 490 0633
      Attention: Dr. Alan Phan

Article 46. The Appendices attached hereto are hereby made an integral part of this Contract and are equally binding on this Contract.

Article 47. Each of the parties hereto has caused this Contract to be executed by its duly authorized representatives on the 2nd July 1999 in China.

Representative of Party A               Representative of Party B


/s/  Zhang, Shi                         /s/  Alan V. Phan
-----------------------------           ---------------------------------------
     Zhang, Shi                              Alan V. Phan

                             JOINT VENTURE AGREEMENT



Two Parties of This Agreement:


Party A:       The Hartcourt Companies, Inc.
Address:       1198 E. Willow St Long Beach, CA. 90806 USA
               Authorized Representative: Dr. Alan V. Phan, Chairman and CEO


Party B:      Zhang, Shi (??)
              Owner of Beijing UAC Stock Trade Online Co. Ltd.
              (                    )
Address:      Tong Fang Plaza, Building B,
              Tsing Hua Science and Technology Park,
              Beijing 100084


WHEREAS:

     1. The two parties agreed to form a joint venture company (herein referred to as the JV company) operating under the laws of the People's Republic of China. The Chinese name of the JV company is: . And the English name of the JV company is: Beijing UAC Stock Exchange Online Co. LTD.

     2. The detailed terms of the JV company are set forth in the "Joint Venture Agreement" between Beijing UAC Stock Trading Online Co. Ltd.
          (         ) and The Hartcourt Companies Inc. and signed on August 9th,
          1999.

     3. Party B agreed to transfer all tangible and intangible assets, except the real estate property, of Beijing UAC Stock Trading Online Co. Ltd. To the JV company in exchange for Fifty (50%) percent ownership of the JV company.

     4. Party A agreed to invest One Million US dollars ($1,000,000) in the JV company and pay Party B One Million and Seven Hundred Thousand Dollars ($1,700,000) to pay Party B. In addition, Party A agreed to transfer One Million (1,000,000) common shares of Hartcourt (OTC:HRCT) to the JV company, from which 200,000 shares shall be used to pay Party B for existing loan to the company and 800,000 shares to be recorded as loan from Hartcourt Companies to the JV company. All above payments shall be made within 15 days from the date of issuance of the JV company license.

     5. Party A has the right to assign this agreement to another US-listed company. The term of the agreement shall remain the same.

     6.   The  agreement,   its  effect,   interpretation,   implementation  and
          settlement of dispute all are governed by the laws of the People's Republic of China.

     7. This agreement is written in both Chinese and English. If the two versions do not agree, the Chinese version shall be considered accurate.


Party A: The Hartcourt Companies, Inc.  Party B: Zhang, Shi (    )


Representative:                         Representative:


s/s/ Alan Phan                          s/s/ Zhang Shi
-----------------------------           ---------------------------------------
     Dr. Alan V. Phan                        Zhang, Shi

Date:  August 9th, 1999                 Date:  August 9th, 1999

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